FOR IMMEDIATE RELEASE:

MEDIA CONTACT:
Renée Smyth, Executive Vice President
Chief Experience & Marketing Officer
(800) 860-8821
rsmyth@CamdenNational.bank

Camden National Bank Names New Chief Credit Officer

Camden, Maine, December 14, 2023 – Camden National Bank announced today that Ryan Smith, an executive vice president who has been with the bank since 2012, has assumed the role of chief credit officer. Smith succeeded Timothy Nightingale, Camden National Bank’s long-serving chief credit officer, who retired for personal health reasons.

“This is a seamless transition, as Ryan is well positioned to uphold our robust credit culture with his strong credit skills and extensive commercial banking experience,” said Greg Dufour, president and CEO of Camden National Bank. “Ryan has firsthand knowledge of our lending markets, enabling us to keep our distinctive local decision-making, and providing opportunities to enhance the customer experience. We are fortunate to be able to attract and cultivate talented team members for leadership roles.”

In 2012, Smith was hired to lead Camden National Bank’s commercial banking efforts in Central and Southern Maine. He soon took on the added responsibility of leading the Treasury Management group, where he grew that line of business until 2015, when he became director of commercial banking for Central and Midcoast Maine. In 2019, Smith was promoted to senior vice president, director of credit administration, a position he held until 2020, when he was promoted to executive vice president, director of commercial banking.

“I want to thank Tim for his extensive leadership in helping to build Camden National Bank’s healthy credit culture and our reputation for professional and responsible lending,” Dufour said. “Tim has been an invaluable member of our management team and helped guide our bank for the past 23 years. His long and successful career in commercial banking and credit risk management is well known and respected. We have all benefited from having worked with him and for his friendship.”

“Since joining Camden National Bank, I’ve been impressed by the strong credit culture that is a hallmark of the company’s success,” said Simon Griffiths, who will succeed Dufour as president and CEO on January 1, 2024. “I’m looking forward to working closely with Ryan in his new role, as well as our credit and commercial banking teams, as we continue to highly serve the customers and communities of the bank.”

Originally from Maine, Smith currently resides in Auburn with his family. He is actively involved in the local community as a volunteer coach for youth baseball. He is also a board director and past president of the Maine Building Materials Exchange, and a member of the Commercial Lending Committee for the Maine Bankers Association. He earned his Bachelor of Science in finance from the University of Maine.

About Camden National Corporation

Camden National Corporation (NASDAQ®: CAC) is the largest publicly traded bank holding company in Northern New England with $5.8 billion in assets and was proudly listed as one of the Best Places to Work in Maine for the past three years. Founded in 1875, Camden National Bank is a full-service community bank dedicated to customers at every stage of their financial journey. With 24/7 live phone support, 57 banking centers, and additional lending offices in New Hampshire and Massachusetts, Camden National Bank offers the latest in digital banking, complemented by award-winning, personalized service. To learn more, visit CamdenNational.bank. Member FDIC. Equal Housing Lender.

Comprehensive wealth management, investment, and financial planning services are delivered by Camden National Wealth Management.